Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage’s Second Quarter Order Value Up 51%

•                                          $700 MILLION IN HOMES ORDERED – UP 51% FROM SECOND QUARTER 2003

•                                          $1,169 MILLION IN ORDER BACKLOG – UP 45% FROM SECOND QUARTER 2003

•                                          $431 MILLION IN HOME CLOSING REVENUE – UP 32% FROM SECOND QUARTER 2003

Dallas and Scottsdale, Arizona (July 6, 2004) – Meritage Corporation (NYSE: MTH) today announced  all-time quarterly records for home orders and backlog and second quarter records for home closings and home closing revenue.

Summary Operating Results

	As of and for the Quarter Ended June 30, (unaudited)
	$ Thousands			Homes
	2004	2003	% Change	2004	2003	% Change
Homes ordered	$700,041	$463,189	51%	2,556	1,877	36%
Homes closed	$431,175	$325,733	32%	1,620	1,258	29%
Order backlog	$1,169,108	$804,674	45%	4,215	3,135	34%

“We are pleased to announce that for the second quarter Meritage has achieved all-time records for sales orders and order backlog.  For the first time in the Company’s history, we ended a quarter with a backlog in excess of 4,000 homes and $1 billion in sales value,” stated John Landon, Co-Chairman and Chief Executive Officer.  “We believe that job growth and economic expansion are more than offsetting the modest increases in mortgage interest rates and are helping to drive housing demand.”

“The dollar value of new orders increased 51% over last year’s second quarter, as demand for our homes remains very strong,” said Steve Hilton, Co-Chairman and Chief Executive Officer.  “Most notably, order value in our California division was up 147% from the prior year’s second quarter and is being driven by a very healthy California housing market along with an 89% increase in actively selling communities.  The dollar value of sales orders increased 71% in Arizona, reflecting the robust housing

MERITAGE REPORTS RECORD 2ND QUARTER

market there, and in a very competitive market, our Texas operations increased the dollar value of its sales orders by 21%.”

“Although the dollar value of new home orders in Nevada was down 39% compared to the prior year’s quarter due to rapid sellouts of existing communities, demand for homes in Las Vegas remains very strong.  We anticipate growth in orders and closings in the second half of 2004, as we opened two new communities for sales there during the second quarter and anticipate opening another five over the course of the year, bringing our community count to approximately eight by year-end,” added Mr. Landon.

“Company-wide, home closing revenue increased 32% for the quarter, including increases of 59% in California, 39% in Arizona and 23% in Texas over the prior year’s second quarter.  Our Nevada home closing revenue declined 8% due to the aforementioned reduction in available inventory.”

The average sales price of homes ordered during the quarter increased 11% to approximately $274,000 from approximately $247,000 during the second quarter of last year, reflecting a shift in mix toward Meritage’s higher-priced homes in California and Nevada.  Meritage’s actively selling communities increased 17% to 137 at June 30, 2004 from 117 at June 30, 2003, and increased 11% over the 123 communities open at the end of last year.  “We plan to open approximately 8 to 13 net new communities in the second half, ending the year at around 145 to 150 communities, up 18 to 22% from a year earlier,” added Hilton.

“We recently closed on our first land acquisition in our start-up Denver division.  This community is expected to open for sales in the spring of 2005, and we should begin delivering homes there in the fourth quarter of 2005,” added Mr. Landon.  “We believe this is a great time to enter the Denver market, which produced over 18,000 single-family housing starts in 2003, and we anticipate acquiring several more properties during the remainder of 2004.”

“With our all-time record levels of sales orders and backlog, we are optimistic that 2004 will be our 17th consecutive year of record revenue, which we believe will reach approximately $1.8 to $1.9 billion for the year,” said Mr. Hilton.  “We continue to be encouraged by the state of the homebuilding industry.  Although we have seen a moderate increase in mortgage interest rates, we believe the improving economy, job growth and consumer confidence are clearly supporting healthy housing demand.”

Meritage will hold its second quarter earnings call on Wednesday, July 21, 2004 at 11:00 a.m. EST (10:00 a.m. CT, 9:00 a.m. MT, 8:00 a.m. PT).  To participate in the call, please dial in at least five minutes before the start time.  The toll-free domestic dial-in number is 1-800-243-6403; the international toll-free number is 1-312-461-0285.  A replay will be available from 2:00 p.m. EST Wednesday, July 21, 2004 through midnight EST Wednesday, July 28, 2004, by dialing 1-888-203-1112 (domestic) and 1-719-457-0820 (international).  Confirmation code for the replay is 185725.  The call and slide show presentation can be accessed on the Company’s web site at www.meritagehomes.com and through CCBN for two weeks at www.companyboardroom.com.

About Meritage Corporation

Meritage Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked No. 11 of Fortune’s Fastest Growing Companies in America, its third appearance on this list in five years.  The Company is included in the S&P SmallCap 600 Index, appears on Forbes’ “Platinum 400” list and is part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 31,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country.  The Meritage web site is located at www.meritagehomes.com.

Meritage Corporation and Subsidiaries

Operating Data

($ in thousands)

	For The Three Months Ended June 30				As Of And For The Six Months Ended June 30
	2004		2003		2004		2003
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	1,022	219,935	883	181,602	1,969	419,792	1,674	342,737
Arizona	1,056	262,024	605	153,252	1,863	470,412	1,052	276,905
California	387	185,724	169	75,095	752	345,555	349	164,870
Nevada	91	32,358	220	53,240	165	56,281	384	91,541
Total	2,556	700,041	1,877	463,189	4,749	1,292,040	3,459	876,053

Homes Closed:
Texas	741	160,256	641	130,253	1,471	317,528	1,247	251,756
Arizona	473	115,556	291	83,184	854	213,488	541	150,309
California	294	123,840	176	77,952	601	254,710	334	145,255
Nevada	112	31,523	150	34,344	263	68,951	272	61,823
Total	1,620	431,175	1,258	325,733	3,189	854,677	2,394	609,143

Order Backlog:
Texas					1,617	343,683	1,512	309,880
Arizona					1,841	495,283	977	270,751
California					631	289,174	348	156,542
Nevada					126	40,968	298	67,501
Total					4,215	1,169,108	3,135	804,674

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning the strength of the overall housing market in the areas we operate, the demand for our homes, our anticipation of growth in orders and closings in Nevada during the second half of 2004, the number of communities we expect to open in Nevada and company-wide during the remainder of 2004, the timing of sales and closings in our Denver market, our plans to acquire additional properties in Denver and our expected revenue for 2004.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles which govern ‘variable interest entities’ (FIN 46R), including our ability to use rolling option contracts and long-term purchase agreements to control land for future development, limitations on our ability to engage in such transactions with certain land sellers and the possibility that we may need to record more land and liabilities on our balance sheet; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended March 31, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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